EXHIBIT 10.9

AMENDMENT No. 2

TO THE LEASE AGREEMENT

DATED APRIL 30, 2010

(hereinafter referred to as the “Amendment no. 2”)

concluded by and between

CTP Heršpická, spol. s r.o.

a company existing under the laws of Czech Republic

with its registered seat at Praha 1, Národní 41/973, PSČ 11000

Identification No.: 27601641

entered in the Commercial Register kept at the Municipal Court in Prague, Section C, File No.: 118130

represented by Mr. Remon L. Vos, per power of attorney

(hereinafter referred to as the “Lessor”)

and

AVG Technologies CZ, s.r.o.

a company existing under the laws of Czech Republic

with its registered seat at Brno, Holandská 4, PSČ 63900

Identification No.: 44017774

entered in the Commercial Register kept at the Regional Court in Brno, Section C, File No.: 3681

represented by Mr. J.R. Smith, executive director

(hereinafter referred to as the “Lessee”)

(the Lessor and the Lessee hereinafter collectively referred to as the “Parties” and individually to as the “Party”)

RECITALS

A.

The Parties concluded the lease agreement dated April 30, 2010 (hereinafter referred to as the “Lease Agreement”) subject of which is a lease of (i) the non – residential premises in the area of 8.347 sq m situated on the second floor (=3rd floor above ground), fourth floor (= 5th floor above ground), fifth floor (= 6th floor above ground), and (ii) the terrace space in the area of 450 sq m situated on the sixth floor (=7th floor above ground), and (iii) the storage space in the area of 244 sq m situated on the underground floor (= 2nd floor below ground), and (iv) 100 secured car parking places in the underground parking place, all in the buildings reg.nos. 873, 878, 879 (known as IQ building D, E, F) located on the land plots nos. 115/67, 115/68 and 115/69 in the cadastral area of Štýřice, municipality of Brno, district of Brno – venkov (hereinafter referred to as the “Premises”). The aforementioned lease agreement in the wording of the amendment no. 1 dated July 28, 2010 is hereinafter referred to as the “Lease Agreement”

B.	The Parties reached an agreement on lease of other forty (40) parking places situated in the underground parking place of the Building. The lease shall start on December 1, 2010 and shall be concluded for indefinite period of time whereas the notice period shall take seven (7) days. The Parties wish to modify the Lease Agreement accordingly.

C.	Any terms starting with a capital letter used and not defined herein shall have the same meaning as set forth in the Lease Agreement.

D.	In accordance with clause B hereof, the Parties agree to change the relevant provisions of the Lease Agreement as follows (the changes are made in italics):

I.

1.1	The original Article I, Clause 1.1 of the Lease Agreement shall be amended to insert the following as the eighth bulleted item therein:

………………

•

forty (40) secured car parking places located in the underground parking space of the Building as specified and marked by exact numbers in the Enclosure no. 1 to the Amendment no. 2 (hereinafter referred to as the “Parking places I”)

1.1	The last sentence of the original Article I, Clause 1.1 of the Lease Agreement shall be modified as follows:

……………….

(Offices, Terrace, Storage space, Parking places and Parking places I are hereinafter jointly referred to as the “Premises”)

II.

2.1	The last sentence of the original Article II, Clause 2.1 of the Lease Agreement shall be modified as follows:

………….

The Parking places and Parking places I shall be used by the Lessee only for motor vehicles parking.

III.

3.1	The original Article III, Clause 3.1 of the Lease Agreement shall be modified as follows:

The lease to Offices, Terrace, Storage space, Parking places is concluded for a definite period of time of ten (10) years (hereinafter referred to as the “Term”) commencing on 1st May 2010 (hereinafter referred to as the “Commencement date”).

The lease to Parking places I is concluded for indefinite period of time commencing on 1st December 2010 (hereinafter referred to as the “Commencement date I”). The lease of the Parking places I can be terminated by any of the Parties, the notice period shall take in such a case seven (7) days and it starts to run on the first day following the day of delivery of the written notice to the other Party. In case the lease to Parking places I shall not be terminated by any of the Parties by the end of Term, the lease to Parking places I shall be terminated on the same day as lease of Offices, Terrace, Storage space and Parking places. The Parties agreed that in case, the lease to Offices, Terrace, Storage space, Parking places will be terminated before the Term, the lease to Parking places I will be terminated as well automatically (to avoid any doubts, there is no need to terminate the lease to Parking places I separately or the mention them explicitly in the document designed to terminate the lease to Offices, Terrace, Storage space, Parking places)

IV.

4.1	The original Article IV, Clause 4.1 of the Lease Agreement shall be added as follows:

The Parking places I shall be handed over by the Lessor to the Lessee and taken over by the Lessee from the Lessor on the Commencement date I at latest.

V.

5.1	The original Article V, Clause 5.1 of the Lease Agreement shall be added as follows:

………….

As of the Commencement date I the Rent shall be increased by rent for the use of Parking places I amounting to 95,00 EUR (in words: ninety five Euro) per one parking place forming Parking places I/month plus VAT, i.e. 3,800.00 EUR (in words: three thousand eight hundred Euro) per month plus VAT. To avoid any doubts, the rent for the use of Parking places I shall be fully paid by the Lessee as of the Commencement date I, i.e. without any discount.

Due to fact that the Rent is paid in CZK, the exchange rate EUR/CZK shall correspond to exchange rate EUR/CZK announced by Czech National Bank valid on the day of issuance of the respective invoice (this provision is applicable only for the rent for the use of Parking places I).

VI.

6.1	The term “Parking places” used in the Clauses 3.3 and 6.5 hereof covers also Parking places I.

VII.

7.1	The Parties hereby confirm that all remaining provisions and terms of the Lease Agreement shall continue in full force and effect.

7.2	This Amendment No. 2 has been executed in three (3) English counterparts. The Lessor shall receive two (2) counterparts hereof and the Lessee shall receive one (1) counterpart hereof.

7.3	This Amendment No. 2 has been read and jointly discussed before its execution. The Parties hereby confirm that they have reached an agreement regarding this Amendment No. 2.

7.4	The following enclosures form an integral part of the Amendment no. 2:

Enclosure no. 1 – Plan of Parking places I

7.5	This Amendment No. 2 comes into force on 1st December 2010.

*        *        *

In …………… on 30th November 2010	In …………… on 30th November 2010

/s/ Remon L. Vos	/s/ J.R. Smith
CTP Heršpická, spol. s r.o.	AVG Technologies CZ, s.r.o.
Remon L. Vos	J.R. Smith
per power of attorney	executive director